Verso Corporation SC 13D/A

Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated December 31, 2020 (including amendments thereto) with respect to the Common Stock of Verso Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	January 12, 2022

Hoak Public Equities, L.P. By: Hoak Fund Management, L.P., its general partner By: Hoak & Co., its general partner By: _______________________________ J. Hale Hoak President	Hoak Fund Management, L.P. By: Hoak & Co., its general partner By: _______________________________ J. Hale Hoak President
The Hoak Foundation By: _______________________________ J. Hale Hoak, its investment manager	Hale Hoak Child’s Trust By: _______________________________ J. Hale Hoak, Trustee
Hoak & Co. By: _______________________________ J. Hale Hoak President	James M. Hoak By: _______________________________ James M. Hoak
J. Hale Hoak By: _______________________________ J. Hale Hoak	Nancy Hoak 2020 GRAT By: _______________________________ J. Hale Hoak, Co-Trustee By: _______________________________ James M. Hoak, Co-Trustee